Exhibit 99.1

Contacts:	Norman Black, Public Relations 404-828-7593 Andy Dolny, Investor Relations 404-828-8901
UPS ADOPTS NEW FINANCIAL POLICY
TO ENHANCE SHAREHOLDER VALUE
     ATLANTA, Jan. 9, 2008 — UPS (NYSE: UPS) today announced its Board of Directors has approved a change in financial policy regarding the company’s capital structure designed to enhance UPS’s value to shareowners. Under the new policy, UPS intends to significantly increase the debt component of its balance sheet.
     Going forward, the company intends to manage its balance sheet to a target debt ratio within a range of 50-to-60% funds-from-operations-to-total-debt. Previously, there was no stated metric.
     “We have been studying our capital structure options for some time,” said Kurt Kuehn, UPS’s chief financial officer. “This change in policy will permit us to make increased investments in the business, pursue selective acquisitions and undertake larger share repurchases.”
     To begin implementation of the new policy, the Board authorized an immediate increase in the amount of funds available for stock repurchases from approximately $2 billion to $10 billion. The company intends to complete that level of share repurchases in the next 24 months. Repurchases may take the form of an accelerated share repurchase program, open market purchases or such other methods as the Board deems appropriate.
     “UPS has had a long-standing commitment to a very strong balance sheet for decades and that will not change,” added Scott Davis, UPS’s chairman and CEO. “Indeed, we are putting that balance sheet strength to work to more efficiently deploy capital for the benefit of our shareowners. UPS’s consistent, stable cash flows mean we can accept a higher degree of debt while continuing to strategically grow our business.”
     UPS is the world’s largest package delivery company and a global leader in supply chain services, offering an extensive range of options for synchronizing the movement of goods, information and funds. Headquartered in Atlanta, Ga., UPS serves more than 200 countries and territories worldwide. UPS’s stock trades on the New York Stock Exchange (UPS) and the company can be found on the Web at UPS.com. To get UPS news direct, visit pressroom.ups.com/RSS.
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     Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company’s capital structure, dividend payments, earnings growth, share repurchases, investments in its business, value to shareowners and future results, involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, governmental regulations, our competitive environment, strikes, work stoppages and slowdowns, increases in aviation and motor fuel prices, cyclical and seasonal fluctuations in our operating results, and other risks discussed in the company’s Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.